Exhibit 23.4

WestLand Engineering & Environmental Services, Inc.

1650 Meadow Wood Lane

Reno, NV 89502

CONSENT OF THIRD-PARTY QUALIFIED PERSON

WestLand Engineering & Environmental Services, Inc.(“WestLand”), in connection with the filing of Hycroft Mining Holding Corporation’s registration statement on Form S-8, and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), consent to:

●	the filing and use of the technical report summary titled “Hycroft Property Initial Assessment Technical Report Summary, Humboldt and Pershing Counties, Nevada, United States of America” (the “2023 Hycroft TRS”), with an effective date of March 27, 2023, as an exhibit to and referenced in the Registration Statement;

●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Registration Statement and the 2023 Hycroft TRS; and

●	the information derived, summarized, quoted or referenced from the 2023 Hycroft TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

WestLand is responsible for authoring, and this consent pertains to, subsection 3.6 of the 2023 Hycroft TRS.

June 13, 2024

/s/ Richard DeLong
Signature of Authorized Person for
WestLand Engineering & Environmental Services, Inc.

Richard DeLong
Print name of Authorized Person for
WestLand Engineering & Environmental Services, Inc.